Exhibit 10.49

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

P R E A M B L E

This Employment Agreement defines the essential terms and conditions of our employment relationship with you.  The subjects covered in this Agreement are vitally important to you and to the Company.  Thus, you should read the document carefully and ask any questions before signing the Agreement.  Given the importance of these matters to you and the Company, you are required to sign the Agreement as a condition of employment.

This EMPLOYMENT AGREEMENT, dated and effective this 14th day of July 2012 is entered into by and between Hill-Rom Holdings, Inc. ("Company") and Michael Murphy ("Employee").

W I T N E S S E T H:

WHEREAS, the Company and its affiliated entities are engaged in the healthcare industry throughout the United States and abroad including, but not limited to, the design, manufacture, sale, service and rental of hospital beds and stretchers, hospital furniture, medical-related architectural products, specialty sleep surfaces (including therapeutic surfaces), air clearing devices, biomedical and asset management services, as well as other medical-related accessories, devices, products and services;

WHEREAS, the Company is willing to employ Employee in an executive or managerial position and Employee desires to be employed by the Company in such capacity based upon the terms and conditions set forth in this Agreement;

WHEREAS, in the course of the employment contemplated under this Agreement and as a continuation of Employee's past employment with the Company, if applicable, it will be necessary for Employee to acquire and maintain knowledge of certain trade secrets and other confidential and proprietary information regarding the Company as well as any of its parent, subsidiary and/or affiliated entities (hereinafter jointly referred to as the "Companies"); and

WHEREAS, the Company and Employee (collectively referred to as the "Parties") acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company's confidential information and to otherwise preserve the goodwill and ongoing business value of the Company;

NOW THEREFORE, in consideration of Employee's employment, the Company's willingness to disclose certain confidential and proprietary information to Employee and the mutual covenants contained herein as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.
Employment.  As of the effective date of this Agreement, the Company agrees to employ Employee and Employee agrees to serve as Senior Vice President, Quality Assurance and Regulatory Affairs.  Employee agrees to perform all duties and responsibilities traditionally assigned to, or falling within the normal responsibilities of, an individual employed in the above-referenced position.  Employee also agrees to perform any and all additional duties or responsibilities as may be assigned by the Company in its sole discretion. The Parties acknowledge that both this title and the underlying duties may change.

2.
Best Efforts and Duty of Loyalty.  During the term of employment with the Company, Employee covenants and agrees to exercise reasonable efforts to perform all assigned duties in a diligent and professional manner and in the best interest of the Company.  Employee agrees to devote Employee's full working time, attention, talents, skills and best efforts to further the Company's business and agrees not to take any action, or make any omission, that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Company or is otherwise detrimental to its business.  Employee agrees not to engage in any outside business activity, whether or not pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company.  Employee shall act at all times in accordance with the Company's Code of Ethical Business Conducts, and all other applicable policies which may exist or be adopted by the Company from time to time.

3.
At-Will Employment.  Subject to the terms and conditions set forth below, Employee specifically acknowledges and accepts such employment on an "at-will" basis and agrees that both Employee and the Company retain the right to terminate this relationship at any time, with or without cause, for any reason not prohibited by applicable law upon notice as required by this Agreement.  Employee acknowledges that nothing in this Agreement is intended to create, nor should be interpreted to create, an employment contract for any specified length of time between the Company and Employee.

4.	Compensation. For all services rendered by Employee on behalf of, or at the request of, the Company, Employee shall be paid as follows:

(a)	A base salary at the bi-weekly rate of Twelve Thousand Seven Hundred Eighty Eight Dollars and Forty-Six Cents ($12,788.46), less usual and ordinary deductions;

(b)
Incentive compensation, payable solely at the discretion of the Company, pursuant to the Company's existing Incentive Compensation Program or any other program as the Company may establish in its sole discretion; and

(c)	Such additional compensation, benefits and perquisites as the Company may deem appropriate

5.
Changes to Compensation.  Notwithstanding anything contained herein to the contrary, Employee acknowledges that the Company specifically reserves the right to make changes to Employee's compensation in its sole discretion including, but not limited to, modifying or eliminating a compensation component.  The Parties agree that such changes shall be deemed effective immediately and a modification of this Agreement unless, within seven (7) days after receiving notice of such change, Employee exercises Employee's right to terminate this Agreement without cause or for "Good Reason" as provided below in Paragraph No. 11.  The Parties anticipate that Employee's compensation structure will be reviewed on an annual basis but acknowledge that the Company shall have no obligation to do so.

6.
Direct Deposit.  As a condition of employment, and within thirty (30) days of the effective date of this Agreement, Employee agrees to make all necessary arrangements to have all sums paid pursuant to this Agreement direct deposited into one or more bank accounts as designated by Employee.

7.
Warranties and Indemnification.  Employee warrants that Employee is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting Employee's ability to secure employment with any third party.  Alternatively, should any such agreement exist, Employee warrants that the contemplated services to be performed hereunder will not violate the terms and conditions of any such agreement.  In either event, Employee agrees to fully indemnify and hold the Company harmless from any and all claims arising from, or involving the enforcement of, any such restrictive covenants or other agreements.

8.
Restricted Duties.  Employee agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer(s) that otherwise has not been made public and further acknowledges that the Company has specifically instructed Employee not to disclose or use such confidential or proprietary information.  Based on Employee's understanding of the anticipated duties and responsibilities hereunder, Employee acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

9.
Termination Without Cause.  The Parties agree that either party may terminate this employment relationship at any time, without cause, upon sixty (60) days' advance written notice or, if terminated by the Company, pay in lieu of notice (hereinafter referred to as "notice pay").  In such event, Employee shall only be entitled to such compensation, benefits and perquisites that have been paid or fully accrued as of the effective date of Employee's separation and as otherwise explicitly set forth in this Agreement.  However, in no event shall Employee be entitled to notice pay if Employee is eligible for and accepts severance payments pursuant to the provisions of Paragraphs 16 and 17, below.

10.
Termination With Cause.  Employee's employment may be terminated by the Company at any time "for cause" without notice or prior warning.  For purposes of this Agreement, "cause" shall mean the Company's good faith determination that Employee has:

(a)
Acted with gross neglect or willful misconduct in the discharge of his/her duties and responsibilities or refused to follow or comply with the lawful direction of the Board of Directors of the Company or the terms and conditions of this Agreement providing such refusal is not based primarily on Employee's good faith compliance with applicable legal or ethical standards;

(b)
Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Company's reasonable opinion, to cause the Company, its officers or its directors embarrassment or ridicule;

(c)	Violated a material requirement of any Company policy or procedure, specifically including a violation of the Company's Code of Ethics or Associate Policy Manual;

(d)	Disclosed without proper authorization any trade secrets or other Confidential Information (as defined herein);

(e)
Engaged in any act that, in the reasonable opinion of the Company, is contrary to its best interests or would hold the Company, its officers or directors up to probable civil or criminal liability, provided that, if Executive acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for cause; or

(f)	Engaged in such other conduct recognized at law as constituting cause.

Upon the occurrence or discovery of any event specified above, the Company shall have the right to terminate Employee's employment, effective immediately, by providing notice thereof to Employee without further obligation to Employee, other than accrued wages or other accrued wages, deferred compensation or other accrued benefits of employment (collectively referred to herein as "Accrued Obligations"), which shall be paid in accordance with the Company's past practice and applicable law. To the extent any violation of this Paragraph is capable of being promptly cured by Employee (or cured within a reasonable period to the Company's satisfaction), the Company agrees to provide Employee with a reasonable opportunity to so cure such defect.  Absent written mutual agreement otherwise, the Parties agree in advance that it is not possible for Employee to cure any violations of sub-paragraph (b) or (d) and, therefore, no opportunity for cure need be provided in those circumstances.

11.
Termination by Employee for Good Reason.  Employee may terminate this Agreement and declare this Agreement to have been terminated "without cause" by the Company (and, therefore, for "Good Reason") upon the occurrence, without Employee's consent, of any of the following acts by the Company, or failures by the Company to act (each a “Good Reason Condition”), provided (i) the Employee provides written notice to the Company of the occurrence of the Good Reason Condition within ten (10) business days after the Employee has knowledge of the Good Reason Condition; (ii) the Company fails to notify the Employee of the Company’s intended method of correction within thirty (30) business days after the Company receives Employee’s notice, or the Company fails to correct the Good Reason Condition within thirty (30) business days after such Employee notice; and (iii) the Employee resigns within ten (10) business days after the end of the 30-business-day period specified in (ii):

(a)	A material diminution in Employee’s duties;

(b)	The failure to elect or reelect Employee as Vice President or other officer of the Company (unless such failure is related in any way to the Company's decision to terminate Employee for cause);

(c)
The failure of the Company to continue to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) within the Company's principal executive offices commensurate with his responsibilities to, and position within, the Company;

(d)
A material reduction by the Company in the amount of Employee's base salary or the discontinuation or material reduction by the Company of Employee's participation at the same level of eligibility as compared to other peer employees in any incentive compensation, additional compensation, benefits, policies or perquisites subject to Employee understanding that such reduction(s) shall be permissible if the change applies in a similar way to other peer level employees;

(e)	The relocation of the Company's principal executive offices or Employee's place of work to a location requiring a change of more than fifty (50) miles in Employee's daily commute; or

(f)	Any other action or inaction by the Company that constitutes a material breach of this Employment Agreement.

12.
Termination Due to Death or Disability.  In the event Employee dies or suffers a disability (as defined herein) during the term of employment, this Agreement shall automatically be terminated on the date of such death or disability without further obligation on the part of the Company other than the payment of Accrued Obligations.  For purposes of this Agreement, Employee shall be considered to have suffered a "disability" upon a determination that Employee cannot perform the essential functions of Employee's position as a result of a such a disability and the occurrence of one or more of the following events:

(a)	Employee becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Employee is permanently disabled;

(b)	Employee becomes eligible for or receives any disability benefits under the Social Security Act; or

(c)
A good faith determination by the Company that Employee is and will likely remain unable to perform the essential functions of Employee's duties or responsibilities hereunder on a full-time basis, with or without reasonable accommodation, as a result of any mental or physical impairment.

Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Family and Medical Leave Act of 1993 and the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the provision of leave to individuals with serious health conditions or the protection of individuals with disabilities, as well as the Company's obligation to provide reasonable accommodation thereunder.

13.
Exit Interview.  Upon termination of Employee's employment for any reason, Employee agrees, if requested, to participate in an exit interview with the Company and reaffirm in writing Employee's post-employment obligations as set forth in this Agreement.

14.
Section 409A Notification.  Employee acknowledges that Employee has been advised of the American Jobs Creation Act of 2004, which added Section 409A to the Internal Revenue Code ("Section 409A"), and significantly changed the taxation of nonqualified deferred compensation plans and arrangements.  Under proposed and final regulations as of the date of this Agreement, Employee has been advised that Employee's severance pay and other termination benefits may be treated by the Internal Revenue Service as providing "nonqualified deferred compensation," and therefore subject to Section 409A.  In that event, several provisions in Section 409A may affect Employee's receipt of severance compensation, including the timing thereof.  These include, but are not limited to, a provision which requires that distributions to "specified employees" of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation.  If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% penalty.  As a result of the requirements imposed by the American Jobs Creation Act of 2004, Employee agrees if Employee is a "specified employee" at the time of Employee's termination of employment and if payments in connection with such termination of employment are subject to Section 409A and not otherwise exempt, such payments (and other benefits to the extent applicable) due Employee at the time of termination of employment shall not be paid until a date at least six (6) months after the effective date of Employee's termination of employment ("Employee's Effective Termination Date").  Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A.  If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.  Each amount to be paid or benefit to be provided to Employee pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursed to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursed or provided in any subsequent tax year, and the right to reimbursement (and in-kind benefits provided to Employee) under this Agreement shall not be subject to liquidation or exchange for another benefit.

15.
Section 409A Acknowledgement.  Employee acknowledges that, notwithstanding anything contained herein to the contrary, both Parties shall be independently responsible for accessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement or any other arrangement which may be deemed to trigger Section 409A.  Further, the Parties agree that each shall independently bear responsibility for any and all taxes, penalties or other tax obligations as may be imposed upon them in their individual capacity as a matter of law.  To the extent applicable, Employee understands and agrees that Employee shall have the responsibility for, and Employee agrees to pay, any and all appropriate income tax or other tax obligations for which Employee is individually responsible and/or related to receipt of any benefits provided in this Agreement.  Employee agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys' fee assessed against or incurred by the Company on account of such benefits having been provided to Employee or based on any alleged failure to withhold taxes or satisfy any claimed obligation.  Employee understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives has provided or will provide Employee with any legal or financial advice concerning taxes or any other matter, and that Employee has not relied on any such advice in deciding whether to enter into this Agreement.

16.
Severance Payments.  In the event Employee's employment is terminated by the Company without cause (including by Employee for Good Reason), and subject to the normal terms and conditions imposed by the Company as set forth herein and in the attached Separation and Release Agreement, Employee shall be eligible to receive severance pay based upon Employee's base salary at the time of termination for a period determined in accordance with any guidelines as may be established by the Company or for a period up to twelve (12) months (whichever is longer).

17.
Severance Payment Terms and Conditions.  No severance pay shall be paid if Employee voluntarily leaves the Company's employ without Good Reason, as defined above, or is terminated for cause.  Any severance pay made payable under this Agreement shall be paid in lieu of, and not in addition to, any other contractual, notice or statutory pay or other accrued compensation obligation (excluding accrued wages and deferred compensation).  Additionally, such severance pay is contingent upon Employee fully complying with the restrictive covenants contained herein and executing a Separation and Release Agreement. Further, the Company's obligation to provide severance hereunder shall be deemed null and void should Employee fail or refuse to execute and deliver to the Company the Company's then-standard Separation and Release Agreement (without modification) within any time period as may be prescribed by law or, in absence thereof, twenty-one (21) days after the Employee's Effective Termination Date.  Conditioned upon the execution and delivery of the Separation and Release Agreement as set forth in the prior sentence, Severance pay benefits shall be paid as follows: (i) in one lump sum equivalent to six (6) months' salary on the day following the date which is six (6) months following Employee's Effective Termination Date with any remainder to be paid in bi-weekly installments equivalent to the Employee's salary commencing upon the next regularly scheduled payroll date, if both the severance pay benefit is subject to Section 409A and if Employee is a "specified employee" under Section 409A or (ii) for any severance pay benefits not subject to clause (i), begin upon the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company's receipt of an executed Separation and Release Agreement or the expiration of sixty (60) days after Employee's Effective Termination Date and shall be paid on the Company's regularly scheduled pay dates; provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Employee's Effective Termination Date.  Excluding any lump sum payment due as a result of the application of Section 409A (which shall be paid regardless of reemployment), all other severance payments provided hereunder shall terminate upon reemployment.

18.	Assignment of Rights.

(a)
Copyrights.  Employee agrees that all works of authorship fixed in any tangible medium of expression by Employee during the term of this Agreement relating to the Company's business ("Works"), either solely or jointly with others, shall be and remain exclusively the property of the Company.  Each such Work created by Employee is a "work made for hire" under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof.  If, for any reason, a Work created by Employee is excluded from the definition of a "work made for hire" under the copyright law, then Employee does hereby assign, sell, and convey to the Company the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company.  Employee will execute any documents that the Company deems necessary in connection with the assignment of such Work and copyright therein.  Employee will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company's proper copyright notice on Works created by Employee to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works.  The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

(b)
Inventions.  Employee agrees that all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company ("Inventions") that Employee conceives or makes during the term of this Agreement relating to the Company's business, shall become and remain the exclusive property of the Company, whether patentable or not, and Employee will, without royalty or any other consideration:

(i)	Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

(ii)
Assign to the Company all of Employee's rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

(iii)	Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

(iv)
Execute, acknowledge, and deliver to the Company at the Company's expense such written documents and instruments, and do such other acts, such as giving testimony in support of Employee's inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents.

19.
Company Property.  All records, files, drawings, documents, data in whatever form, business equipment (including computers, PDAs, cell phones, etc.), and the like relating to, or provided by, the Company shall be and remain the sole property of the Company.  Upon termination of employment, Employee shall immediately return to the Company all such items without retention of any copies and without additional request by the Company.  De minimis items such as pay stubs, 401(k) plan summaries, employee bulletins, and the like are excluded from this requirement.

20.
Confidential Information.  Employee acknowledges that the Company and its affiliated entities (herein collectively referred to as "Companies") possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense.  Such information may include, without limitation, confidential information, whether in tangible or intangible form, regarding the Companies' products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness, preferences, and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies' business(es) (collectively referred to herein as "Confidential Information").  Employee further acknowledges that, as a result of Employee's employment with the Company, Employee will have access to, will become acquainted with, and/or may help develop, such Confidential Information.  Confidential Information shall not include information readily available in the public so long as such information was not made available through fault of Employee or wrong doing by any other individual.

21.
Restricted Use of Confidential Information.  Employee agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company and/or its affiliated entities.  Except as may be expressly authorized by the Company in writing, Employee agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party while employed by the Company and for as long thereafter as such information remains confidential (or as limited by applicable law).  Further, Employee agrees to use such Confidential Information only in the course of Employee's duties in furtherance of the Company's business and agrees not to make use of any such Confidential Information for Employee's own purposes or for the benefit of any other entity or person.

22.
Acknowledged Need for Limited Restrictive Covenants.  Employee acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their business strategies, Confidential Information, customer identities and relationships, goodwill and employee relationships, and that Employee will benefit from these efforts.  Further, Employee acknowledges the inevitable use of, or near-certain influence by Employee's knowledge of, the Confidential Information disclosed to Employee during the course of employment if allowed to compete against the Company in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company.  Accordingly, based on these legitimate business reasons, Employee acknowledges each of the Companies' need to protect their legitimate business interests by reasonably restricting Employee's ability to compete with the Company on a limited basis.

23.	Non-Solicitation. During Employee's employment and for a period of eighteen (18) months thereafter, Employee agrees not to directly or indirectly engage in the following prohibited conduct:

(a)
Solicit, offer products or services to, or accept orders for, any Competitive Products or otherwise transact any competitive business with, any customer or entity with whom Employee had contact or transacted any business on behalf of the Company (or any Affiliate thereof) during the eighteen (18) month period preceding Employee's date of separation or about whom Employee possessed, or had access to, confidential and proprietary information;

(b)
Attempt to entice or otherwise cause any third party to withdraw, curtail or cease doing business with the Company (or any Affiliate thereof), specifically including customers, vendors, independent contractors and other third party entities;

(c)
Disclose to any person or entity the identities, contacts or preferences of any customers of the Company (or any Affiliate thereof), or the identity of any other persons or entities having business dealings with the Company (or any Affiliate thereof);

(d)
Induce any individual who has been employed by or had provided services to the Company (or any Affiliate thereof) within the six (6) month period immediately preceding the effective date of Employee's separation to terminate such relationship with the Company (or any Affiliate thereof);

(e)
Assist, coordinate or otherwise offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company (or any Affiliate thereof) at any time within the six (6) month period immediately preceding such offer, or inquiry;

(f)
Communicate or indicate in any way to any customer of the Company (or any Affiliate thereof), prior to formal separation from the Company, any interest, desire, plan, or decision to separate from the Company; or

(g)
Otherwise attempt to directly or indirectly interfere with the Company's business, the business of any of the Companies or their relationship with their employees, consultants, independent contractors or customers.

24.
Limited Non-Compete.  For the above-stated reasons, and as a condition of employment to the fullest extent permitted by law, Employee agrees during the Relevant Non-Compete Period not to directly or indirectly engage in the following competitive activities:

(a)
Employee shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship in any competitive capacity with any Competitor unless Employee provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company's satisfaction that such relationship will not, jeopardize the Company's legitimate interests or otherwise violate the terms of this Agreement;

(b)
Employee shall not engage in any research, development, production, sale or distribution of any Competitive Products, specifically including any products or services relating to those for which Employee had responsibility for the eighteen (18) month period preceding Employee's date of separation;

(c)
Employee shall not market, sell, or otherwise offer or provide any Competitive Products within Employee's Geographic Territory (if applicable) or Assigned Customer Base, specifically including any products or services relating to those for which Employee had responsibility for the eighteen (18) month period preceding Employee's date of separation; and

(d)
Employee shall not distribute, market, sell or otherwise offer or provide any Competitive Products to any customer of the Company with whom Employee had contact or for which Employee had responsibility at any time during the eighteen (18) month period preceding Employee's date of separation.

25.	Non-Compete Definitions. For purposes of this Agreement, the Parties agree that the following terms shall apply:

(a)	"Affiliate" includes any parent, subsidiary, joint venture, or other entity controlled, owned, managed or otherwise associated with the Company;

(b)
"Assigned Customer Base" shall include all accounts or customers formally assigned to Employee within a given territory or geographical area or contacted by Employee at any time during the eighteen (18) month period preceding Employee's date of separation;

(c)
"Competitive Products" shall include any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company;

(d)	"Competitor" shall include any person or entity that offers or is actively planning to offer any Competitive Products;

(e)
"Geographic Territory" shall include any territory formally assigned to Employee as well as all territories in which Employee has provided any services, sold any products or otherwise had responsibility at any time during the eighteen (18) month period preceding Employee's date of separation;

(f)
"Relevant Non-Compete Period" shall include the period of Employee's employment with the Company as well as a period of eighteen (18) months after such employment is terminated, regardless of the reason for such termination provided, however, that this period shall be reduced to the greater of (i) nine (9) months or (ii) the total length of Employee's employment with the Company, including employment with any parent, subsidiary or affiliated entity, if such employment is less than eighteen (18) months;

(g)
"Directly or indirectly" shall be construed such that the foregoing restrictions shall apply equally to Employee whether performed individually or as a partner, shareholder, officer, director, manager, employee, salesman, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct.

26.
Consent to Reasonableness.  In light of the above-referenced concerns, including Employee's knowledge of and access to the Companies' Confidential Information, Employee acknowledges that the terms of the foregoing restrictive covenants are reasonable and necessary to protect the Company's legitimate business interests and will not unreasonably interfere with Employee's ability to obtain alternate employment.  As such, Employee hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary.  Employee acknowledges that this limited non-competition provision is not an attempt to prevent Employee from obtaining other employment in violation of IC §22-5-3-1 or any other similar statute.  Employee further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the Parties stipulate shall not be deemed an attempt to prevent Employee from obtaining other employment.

27.
Survival of Restrictive Covenants.  Employee acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Employee's employment for any reason. Employee further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief.  Rather, Employee acknowledges that such obligations are independent and separate covenants undertaken by Employee for the benefit of the Company.

28.
Effect of Transfer.  Subject to the provisions of Paragraph 11 above, Employee agrees that this Agreement shall continue in full force and effect notwithstanding any change in job duties, job titles or reporting responsibilities.  Employee further acknowledges that the above restrictive covenants shall survive, and be extended to cover, the transfer of Employee from the Company to its parent, subsidiary, or any other affiliated entity (hereinafter collectively referred to as an "Affiliate") or any subsequent transfer(s) among them.  Specifically, in the event of Employee's temporary or permanent transfer to an Affiliate, Employee agrees that the foregoing restrictive covenants shall remain in force so as to continue to protect such company for the duration of the non-compete period, measured from Employee's effective date of transfer to an Affiliate.  Additionally, Employee acknowledges that this Agreement shall be deemed to have been automatically assigned to the Affiliate as of Employee's effective date of transfer such that the above-referenced restrictive covenants (as well as all other terms and conditions contained herein) shall be construed thereafter to protect the legitimate business interests and goodwill of the Affiliate as if Employee and the Affiliate had independently entered into this Agreement.  Employee's acceptance of Employee's transfer to, and subsequent employment by, the Affiliate shall serve as consideration for (as well as be deemed as evidence of Employee's consent to) the assignment of this Agreement to the Affiliate as well as the extension of such restrictive covenants to the Affiliate.  Employee agrees that this provision shall apply with equal force to any subsequent transfers of Employee from one Affiliate to another Affiliate.

29.
Post-Termination Notification.  For the duration of Employee's Relevant Non-compete Period or other restrictive covenant period, whichever is longer, Employee agrees to promptly notify the Company no later than five (5) business days of Employee's acceptance of any employment or consulting engagement.  Such notice shall include sufficient information to ensure Employee compliance with Employee's non-compete obligations and must include at a minimum the following information:  (i) the name of the employer or entity for which Employee is providing any consulting services; (ii) a description of Employee's intended duties as well as (iii) the anticipated start date.  Such information is required to ensure Employee's compliance with Employee's non-compete obligations as well as all other applicable restrictive covenants. Such notice shall be provided in writing to the Office of Vice President and General Counsel of the Company at 1069 State Road 46 E, Batesville, Indiana 47006.  Failure to timely provide such notice shall be deemed a material breach of this Agreement and entitle the Company to return of any severance paid to Employee plus attorneys' fees.  Employee further consents to the Company's notification to any new employer of Employee's rights and obligations under this Agreement.

30.
Scope of Restrictions.  If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

31.
Specific Enforcement/Injunctive Relief.  Employee agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but acknowledges that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy.  Accordingly, Employee agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction.  In addition, if Employee violates any such restrictive covenant, Employee agrees that the period of such violation shall be added to the term of the restriction.  In determining the period of any violation, the Parties stipulate that in any calendar month in which Employee engages in any activity in violation of such provisions, Employee shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision.  Employee acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages.  Employee further agrees that the Company shall be entitled to an award of all costs and attorneys' fees incurred by it in any attempt to enforce the terms of this Agreement.

32.
Publicly Traded Stock.  The Parties agree that nothing contained in this Agreement shall be construed to prohibit Employee from investing Employee's personal assets in any stock or corporate security traded or quoted on a national securities exchange or national market system provided, however, such investments do not require any services on the part of Employee in the operation or the affairs of the business or otherwise violate the Company's Code of Ethics.

33.
Notice of Claim and Contractual Limitations Period.  Employee acknowledges the Company's need for prompt notice, investigation, and resolution of any claims that may be filed against it due to the number of relationships it has with employees and others (and due to the turnover among such individuals with knowledge relevant to any underlying claim).  Accordingly, Employee agrees prior to initiating any litigation of any type (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, within One Hundred and Eighty (180) days after the claim accrued, by sending a certified letter addressed to the Company's General Counsel setting forth:  (i) claimant's name, address, and phone; (ii) the name of any attorney (if any) representing Employee; (iii) the nature of the claim; (iv) the date the claim arose; and (v) the relief requested.  This provision is in addition to any other notice and exhaustion requirements that might apply.  For any dispute or claim of any type against the Company (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim), Employee must commence legal action within the shorter of one (1) year of accrual of the cause of action or such shorter period that may be specified by law.

34.
Non-Jury Trials.  Notwithstanding any right to a jury trial for any claims, Employee waives any such right to a jury trial, and agrees that any claim of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

35.
Choice of Forum.  Employee acknowledges that the Company is primarily based in Indiana, and Employee understands and acknowledges the Company's desire and need to defend any litigation against it in Indiana.  Accordingly, the Parties agree that any claim of any type brought by Employee against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or Ripley County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.  Employee further understands and acknowledges that in the event the Company initiates litigation against Employee, the Company may need to prosecute such litigation in such state where the Employee is subject to personal jurisdiction.  Accordingly, for purposes of enforcement of this Agreement, Employee specifically consents to personal jurisdiction in the State of Indiana as well as any state in which resides a customer assigned to the Employee.  Furthermore, Employee consents to appear, upon Company's request and at Employee's own cost, for deposition, hearing, trial, or other court proceeding in Indiana or in any state in which resides a customer assigned to the Employee.

36.
Choice of Law.  This Agreement shall be deemed to have been made within the County of Ripley, State of Indiana and shall be interpreted and construed in accordance with the laws of the State of Indiana.  Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Indiana without regard to any applicable state's choice of law provisions.

37.	Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

38.
Severability.  The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law.  Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

39.
Assignment-Notices.  The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its parent, subsidiary, successor and affiliated entities, and shall be binding upon the successors and assigns of the Company.  This Agreement, being personal to Employee, cannot be assigned by Employee, but Employee's personal representative shall be bound by all its terms and conditions. Any notice required hereunder shall be sufficient if in writing and mailed to the last known residence of Employee or to the Company at its principal office with a copy mailed to the Office of the General Counsel.

40.
Amendments and Modifications.  Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Employee unless in writing and signed by both Parties.  The waiver by the Company or Employee of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. Nothing in this Agreement shall be construed as a limitation upon the Company's right to modify or amend any of its manuals or policies in its sole discretion and any such modification or amendment which pertains to matters addressed herein shall be deemed to be incorporated herein and made a part of this Agreement.

41.
Outside Representations.  Employee represents and acknowledges that in signing this Agreement Employee does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company's employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

42.
Voluntary and Knowing Execution.  Employee acknowledges that Employee has been offered a reasonable amount of time within which to consider and review this Agreement; that Employee has carefully read and fully understands all of the provisions of this Agreement; and that Employee has entered into this Agreement knowingly and voluntarily.

43.
Entire Agreement.  This Agreement constitutes the entire employment agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement.  Any pre-existing Employment Agreements shall be deemed null and void.  Nothing in this Agreement, however, shall affect any separately-executed written agreement addressing any other issues (e. g., the Inventions, Improvements, Copyrights and Trade Secrets Agreement, etc.).

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

MICHAEL MURPHY		HILL-ROM HOLDINGS, INC.

Signed:	/s/ Michael Murphy	By:	Mike Oliver

Printed:	Michael Murphy	Title:	SR VP Chief HR Officer

Dated:	July 14, 2012	Dated:	July 14, 2012

CAUTION: READ BEFORE SIGNING